UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2013

Nielsen Holdings N.V.

The Nielsen Company B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	001-35042 333-142546-29	98-0662038 98-0366864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street New York, New York 10004 (646) 654-5000	Diemerhof 2 1112 XL Diemen The Netherlands +31 20 398 8777

(Address of principal executive offices)

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On September 27, 2013, The Nielsen Company (Luxembourg) S.ar.l. (the “Issuer”), a subsidiary of The Nielsen Company B.V. (the “Company”) and Nielsen Holdings N.V., issued $625 million aggregate principal amount of its 5.500% Senior Notes due 2021 (the “notes”), which mature on October 1, 2021, pursuant to an indenture, dated September 27, 2013, among the Issuer, the Guarantors (as defined therein) and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”). The notes are guaranteed by the Company, VNU Intermediate Holding B.V. (“VNU”), Nielsen Holding and Finance B.V. (f/k/a VNU Holding and Finance B.V.) (together with VNU and the Issuer, the “Covenant Parties”) and, subject to certain exceptions, each of their direct and indirect wholly-owned subsidiaries other than the Issuer.

The Issuer will pay interest on the notes at a rate of 5.500% per annum, semi-annually on interest payment dates as provided in the Indenture.

The Issuer may redeem some or all of the notes at any time prior to October 1, 2016 at a price equal to 100% of the principal amount of such notes redeemed plus accrued and unpaid interest to the redemption date and an “applicable premium,” as described in the Indenture. The Issuer may redeem the notes at any time on or after October 1, 2016 at the redemption prices set forth in the Indenture. In addition, the Issuer may redeem up to 35% of the notes until October 1, 2016 with the proceeds of certain equity offerings and/or certain asset sales at the redemption price set forth in the Indenture.

The Indenture contains covenants that limit the Covenant Parties’ ability and the ability of the Covenant Parties’ restricted subsidiaries to, among other things: incur additional debt or issue certain preferred shares; pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; make certain investments; sell certain assets; create liens on certain assets to secure debt; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; enter into certain transactions with its affiliates; and designate its subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of important limitations and exceptions. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then-outstanding notes to be due and payable immediately.

The foregoing descriptions of the notes and the Indenture do not purport to be complete and are qualified in their entirety by reference to the Indenture, attached hereto as Exhibit 4.1(a).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01	Other Events

In connection with the issuance of the notes, on September 23, 2013 Nielsen Finance LLC and Nielsen Finance Co. called for redemption of the $212 million outstanding principal amount of their 11.625% Senior Notes due 2014 (the “2014 notes”), effective October 23, 2013, at a redemption price equal to 100% of the principal amount of such 2014 notes redeemed plus accrued and unpaid interest to the redemption date and an “applicable premium,” as described in the indenture relating to the 2014 notes.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description

Exhibit 4.1	Indenture, dated as of September 27, 2013, among The Nielsen Company (Luxembourg) S.ar.l., the Guarantors (as defined therein) and Deutsche Bank Trust Company Americas, as Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2013

NIELSEN HOLDINGS N.V. THE NIELSEN COMPANY B.V.

By:	/s/ James W. Cuminale
Name:	James W. Cuminale
Title:	Chief Legal Officer